Exhibit 99.1

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave. West
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Nancy A. Johnson / Marian Briggs	Richard Kramp, President and CEO
(612) 455-1745 / (612) 455-1742	Brett Reynolds, CFO
(651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES COMPLETES PURCHASE OF PEGASUS BIOLOGICS ASSETS
Manufacturing of Pegasus Biologics Soft Tissue Repair Products to Resume Shortly;
Acquisition Opens Opportunities in Orthopedics and Wound Care Markets
     ST. PAUL, Minn., July 21, 2009 — Synovis Life Technologies, Inc. (Nasdaq: SYNO), through a wholly-owned subsidiary, has completed its purchase of substantially all the assets of Pegasus Biologics, Inc., a privately held medical device company focused on the development of advanced biological solutions for soft tissue repair. As announced on July 7, the purchase price was $12.1 million in cash. Synovis will retain manufacturing operations in Irvine, Calif., and operate the acquired assets as a separate division.
     Richard W. Kramp, Synovis Life Technologies president and chief executive officer, said, “In the short time since we signed the purchase agreement, our integration team has made excellent progress toward resuming operations. We have identified, contacted, interviewed and successfully hired 25 employees most critical to resume production, regulatory and clinical affairs, quality and customer service. These talented people began work as Synovis employees this week. Further, we are in the process of interviewing former Pegasus marketing and sales professionals and distributors to start rebuilding a team dedicated to promoting the OrthADAPT® and Unite® products, and serving our new customers. In addition, we signed a three-year facilities lease and are reviewing internal and external candidates for long-term leadership of this division.”
(more)

Synovis Life Technologies
July 21, 2009

     Kramp continued, “Growth through acquisition has been an important long-term strategy to augment Synovis’ organic growth. We bought this business at a very attractive price, given the established OrthADAPT® and Unite® products with U.S. and European regulatory clearances, complementary soft tissue repair technologies and expanding market opportunities for soft tissue in orthopedics and wound care.”
     In 2008, Pegasus generated $9.1 million in revenue and had about 75 employees at year-end. Approximately 10,000 patients have been treated with Pegasus’ equine pericardial products in various orthopedic and complex wound applications from March 2006 to May 2009.
Established Technologies in Large, Growing Markets
     The acquired technologies utilize flexible cross linking and sterilization processes which stabilize and sterilize biological tissue for use in orthopedic, wound, oral/dental, spine and neurological, breast, abdominal and thoracic applications. These technologies have the potential to yield additional pioneering applications in the future.
     The acquired assets include two commercialized products:
•	The OrthADAPT® Bioimplant, an equine pericardial-based scaffold developed with patented technologies for orthopedic surgical applications, including rotator cuff and Achilles tendon repair, where there is a clinical need to reinforce the repair.

•	The Unite® Biomatrix, an equine pericardial-based wound dressing that provides a new treatment alternative for chronic wounds, such as diabetic foot ulcers and pressure ulcers, which are worldwide healthcare concerns.
     In addition, Synovis acquired the OrthADAPT PR product, a combination product composed of equine pericardial collagen and woven PEEK fabric, which received FDA marketing clearance in May 2009. OrthADAPT PR is the world’s first biologically based device specifically engineered for arthroscopic delivery for rotator cuff repair and represents a potentially revolutionary advance for this surgical procedure.
About Synovis Life Technologies
     Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company that develops, manufactures and markets medical devices for the surgical treatment of disease. The company’s products include implantable biomaterials for soft tissue repair, devices for microsurgery and surgical tools — all designed to reduce risks and/or facilitate critical surgeries, improve patient outcomes and reduce healthcare costs. For additional information on Synovis Life Technologies and its products, visit the company’s Web site at www.synovislife.com.

Synovis Life Technologies
July 21, 2009

     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the ability of our expanding direct sales force to grow revenues, outcomes of clinical and marketing trials as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, the cost and outcome of intellectual property litigation, any operational or financial impact of the current global economic downturn, current market conditions affecting its investments and any claims for indemnification related to the sale of the interventional business, as well as the other factors found in the company’s reports to the Securities and Exchange Commission, including our Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 1) for the year ended October 31, 2008.
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